Exhibit 10.2

                               Finder's Agreement

This Finder's Agreement by and between Immtech International Inc. ("Immtech") and The Gabriele Group, L.L.C. (the "Finder") will become effective on the date it is executed by both parties (the "Effective Date") and will, subject to
Section 4 below, automatically terminate on the first anniversary of the Effective Date.

1 The Finder has and will act as Immtech's non-exclusive agent to develop and qualify potential business partners and "accredited investors" (within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended) ("Qualified Leads") and will, among other things, render the following services to Immtech:

      A.    identify and introduce to Immtech Qualified Leads;

      B.    increase awareness of Immtech in the financial markets;

      C. provide management consulting services, which may include, but are not limited to, strategic planning, financial advisory services and market analysis; and

      D. identify Qualified Leads for Immtech's pending $2.5 million Series B private placement offering.

2 The Finder will assign, on a non-exclusive basis, James A. Gabriele and Allan J. Gabriele, and such other of the Finder's employees as the Finder shall deem appropriate, to use their best efforts to effect the purposes of this Agreement.

3 Upon the execution of this Agreement, Immtech will pay to the Finder 40,000 shares of common stock of Immtech, $0.01 par value ("Common Stock") and Warrants to purchase 30,000 shares of Common Stock of Immtech ("Warrants"). The Warrants shall expire five years from the date of grant, have an exercise price of $6.00 per share and shall vest only as follows:

      A. 10,000 shares at the earlier of (i) when the market price of Immtech's Common Stock, as reported by Bloomberg L.P., meets or exceeds $10 for a period of 20 consecutive trading days or (ii) if the valuation of Immtech's Common Stock in a merger or acquisition meets or exceeds $10 per share;

      B. 10,000 shares at the earlier of (i) when the market price of Immtech's Common Stock, as reported by Bloomberg L.P., meets or exceeds $15 for a period of 20 consecutive trading days or (ii) if the valuation of Immtech's Common Stock in a merger or acquisition meets or exceeds $15 per share; and

      C. 10,000 shares at the earlier of (i) when the market price of Immtech's Common Stock, as reported by Bloomberg L.P., meets or exceeds $20 for a period of 20 consecutive trading days or (ii) if the valuation of Immtech's Common Stock in a merger or acquisition meets or exceeds $20 per share.

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The Warrants  shall be subject to adjustment  for stock  splits,  combinations and the like.

4 Immtech may, in its sole discretion, renew this Agreement for one or more successive one-year terms (collectively, the "Terms") upon 30 day's notice to the Finder prior to the expiration of the applicable Term. For each one-year renewal, Immtech shall pay to the Finder, within 30 days after the beginning of each Term, an additional 40,000 shares of Common Stock and 30,000 Warrants. The Warrants shall be exercisable for a period of five years from the date of grant at an exercise price of $6.00 per share and shall vest only as follows:

      A. 10,000 at the earlier of (i) when the market price of Immtech's Common Stock, as reported by Bloomberg L.P., meets or exceeds $25 for a period of 20 consecutive trading days or (ii) if the valuation of Immtech Common Stock in a merger or acquisition meets or exceeds $25 per share;

      B. 10,000 shares at the earlier of (i) when the marker price of Immtech's Common Stock, as reported by Bloomberg L.P., meets or exceeds $30 for a period of 20 consecutive trading days or (ii) if the valuation of Immtech's Common Stock in a merger or acquisition meets or exceeds $30 per share; and

      C. 10,000 shares at the earlier of (i) when the market price of Immtech's Common Stock, as reported by Bloomberg L.P., meets or exceeds $35 for a period of 20 consecutive trading days or (ii) if the valuation of Immtech Common Stock in a merger or acquisition meets or exceeds $35 per share.

The Common Stock and Warrants to be issued to the Finder pursuant to this
Section 4 shall be subject to adjustment as provided in Section 3 above.

5 The Finder is acquiring (and will acquire, as the case may be) the Commons Stock, the Warrants and the Common Stock underlying the Warrants, if exercised, and any Common Stock, Warrants and Common Stock underlying such Warrants acquired under Section 4 (collectively, the "Securities") for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling or distributing any such Securities. The Finder understands that the Securities (i) have not been, or will not be when issued, registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state or foreign securities laws, (ii) are hereby sold pursuant to an exemption from the registration provisions of the Securities Act and state securities laws, which depend upon, among other things, the representations of the Finder as expressed herein, (iii) may not be sold or otherwise disposed of unless the Finder delivers an opinion of counsel reasonably acceptable to Immtech stating that such sale or disposition is in accordance with the Securities Act and related state laws and (iv) shall be legended to reflect this Section 5.

6 Confidentiality. Finder agrees to maintain all information pertaining to this Agreement in the strictest confidence and not to disclose it, in whole or in part or in any manner, to a third party without Immtech's prior written consent, and to cause the Finder's principals and employees to agree to use their best efforts to provide the described services to Immtech.

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7     Indemnification.

      A. Immtech shall indemnify the Finder from and against any and all expenses (including attorneys' fees), judgments, fines, claims, causes of action, liabilities and other amounts paid (whether in settlement or otherwise actually and reasonably incurred) by the Finder in connection with such action, suit or proceeding if (i) the Finder was made a party to any action, suit or proceeding by reason of the fact that the Finder rendered advice or services pursuant to this Agreement, and (ii) the Finder (A) acted in good faith and in a manner reasonably believed by the Finder to be in or not opposed to the interests of Immtech, (B) did not act negligently with respect to the claims in such action, suit or proceeding and (C), with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

      B. The Finder shall indemnify Immtech from and against any and all expenses (including attorney's fees), judgments, fines, claims, causes of action, liabilities and other amounts paid (whether in settlement or otherwise actually and reasonably incurred) by Immtech in connection with such action, suit or proceeding if (i) Immtech was made a party to any action, suit or proceeding by reason of the fact that the Finder rendered advice or services pursuant to this Agreement, and (ii) the Finder (A) did not act in good faith and in a manner reasonably believed by Immtech to be in or not opposed to the interests of Immtech, (B) was negligent with respect to the claims in such action, suit or proceeding or (C), with respect to any criminal action or proceeding, did not reasonably believe his conduct was lawful.

8 It is expressly understood and agreed that this is a consulting agreement only and does not constitute an employer-employee relationship.

9 All notices provided by this Agreement shall be in writing and shall be given by facsimile transmission, overnight courier, registered mail or personal delivery, by one party to the other, addressed to such other party at the applicable address set forth below, or to such other address as may be given for such purpose by such other party by notice duly given hereunder. Notice shall be deemed properly given on the date of the delivery.

If to the Finder:                        If to Immtech:
    The Gabriele Group                        Immtech International Inc.
    311 South Wacker Drive, Suite 4550        150 Fairway Drive, Suite 150
    Chicago, IL  60606                        Vernon Hills, IL  60061 USA
    Attn:  James A. Gabriele                  Attn:  T. Stephen Thompson

10    Miscellaneous.

      A. Waiver. The waiver by Immtech or the Finder of any action, right or condition in this Agreement, or of any breach of a provision of this Agreement, shall not constitute a waiver of any other occurrences of the same event.

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      B.    Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto, and supersedes all prior agreements, written or oral, with respect to the subject matter hereof. Any variation to this Agreement must be made in writing and signed by both parties.

      C. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York, without regard to its laws regarding conflict of laws other than G.O.L. Section 5-1401.

      D. Binding Effect. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      E. Expenses. Each party shall pay and be responsible for the costs and expenses, including, without limitation, attorneys' fees, incurred by such party in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby.

      F. Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the express written consent of the other party hereto.

      G. Counterparts. This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same agreement, binding upon both parties hereto, notwithstanding that both parties are not signatories to the same counterpart.

      H. Consent to Arbitration. The parties hereto agree to try to settle any disputes, controversies, differences or claims that may arise between Immtech and the Finder in respect of this Agreement amicably through mutual consultation for a period of at least 1 month. Failing such settlement, any such dispute, controversy, difference or claim shall be exclusively and finally settled by confidential binding arbitration commenced by either party in New York City in accordance with the rules of the American Arbitration Association then in effect, except as discussed below in the section, "Enforcing the Confidentiality Provision." There shall be three arbitrators, one selected by the Finder, one selected by Immtech and the third selected by the two so selected. The arbitrators shall have no authority to amend the terms of this Agreement directly or indirectly. Any award of the arbitrators may be entered as a judgment in any court having jurisdiction.

      I. Enforcing the Confidentiality Provision. Nothing in the foregoing section, "Consent to Arbitration," will limit the right of Immtech to seek injunctive relief from any court of competent jurisdiction in order to enforce the confidentiality provision above.

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      J.    Headings. The section headings in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

      K. Mutual Cancellations and Power. Any time after the six month anniversary of that Effective Date, either party may cancel this Agreement upon thirty days' advance written notice to the other party. In the event this Agreement is cancelled pursuant to this subsection 10(K), any payment of Common Stock to the Finder pursuant to either Section 3 or Section 4 hereof shall be prorated to the last full month of uncompleted service and any unvested Warrants hereunder shall be immediately cancelled. The Finder hereby authorizes Immtech to cancel any certificate or certificates (or portion thereof) representing "unearned Common Stock or Warrants in the event of cancellation by either party pursuant to this subsection 10(K) and in such event the Finder shall tender to Immtech any such certificates and Immtech shall issue to the Finder a replacement certificate for any shares not so cancelled.

IN WITNESS THEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized signatory as of the date listed below.

The Gabriele Group, L.L.C.                 Immtech International Inc.
Dated as of: 7-31-02                       Dated as of: 7-31-02
             ------------------------                   ------------------------


  /s/ James A. Gabriele                    /s/  T. Stephen Thompson
-------------------------------------      -------------------------------------
  James A. Gabriele                        T. Stephen Thompson
                                           President and Chief Executive Officer

  /s/  Allan J. Gabriele
-------------------------------------
  Allan J. Gabriele